Exhibit 99.1

Media & Investor Contact:

Sean O'Brien

(404) 262-8462

sean.obrien@pgi.com

PGi Shareholders Approve Acquisition by Siris Capital Group

ATLANTA – December 3, 2015 – Premiere Global Services, Inc. (“PGi”) (NYSE: PGI), the world's largest dedicated provider of collaboration software and services, today announced that PGi shareholders approved the acquisition of PGi by funds managed or advised by Siris Capital Group, LLC (“Siris”), which was previously announced on September 10, 2015. Of the total number of shares voted, 96.7% voted in favor of the transaction. Additionally, PGi shareholders approved the proposed compensation that will or may become payable to the Company’s named executive officers in connection with the merger.

The transaction, which is expected to close in the fourth quarter of 2015, remains subject to certain customary closing conditions.

About Premiere Global Services, Inc. │ PGi
PGi is the world's largest dedicated provider of collaboration software and services. We created iMeet®, an expanding portfolio of purpose-built applications designed to meet the daily collaboration and communications needs of business professionals, with solutions for web, video and audio conferencing, smart calendar management, webcasting, project management and sales productivity. PGi's award-winning UC&C solutions help approximately 50,000 businesses grow faster and operate more efficiently. To learn more, visit us at www.pgi.com.

Statements made in this press release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties, many of which are beyond our control. Such forward-looking statements are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management's current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated in PGi's forward-looking statements, including, but not limited to, the following factors: relevant risks and uncertainties relating to the proposed transaction with Siris, including (i) the risk that the merger agreement may be terminated in circumstances that require PGi to pay Siris a termination fee; (ii) risks related to the diversion of management’s attention from PGi’s ongoing business operations; (iii) risks regarding the failure of Siris to obtain the necessary financing to complete the merger; (iv) the effect of the merger on PGi’s business relationships (including, without limitation, customers, strategic alliance partners and suppliers), operating results and business generally; (v) risks related to satisfying the conditions to the merger; and (vi) the nature, cost and outcome of any legal proceedings related to the proposed mergerand other factors described from time to time in our press releases, reports and other filings made with the Securities and Exchange Commission, including but not limited to the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2014. All forward-looking statements attributable to us or a person acting on our behalf are expressly qualified in their entirety by these cautionary statements. We undertake no obligation to publicly update or revise these forward-looking statements for any reason.